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                              EMPLOYMENT AGREEMENT



     This AGREEMENT dated as of the 26th day of April, 1996, between The Alpine Group, Inc., a Delaware corporation (the "Company"), and Stephen M. Johnson (the "Executive").

     The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the future growth and success of the Company is expected to be substantial. Whereas the Executive has served as an Executive Vice President of the Company since November 1, 1995 and previously served as President of Adience, Inc. ("Adience"), and the Board desires to provide for the continued employment of the Executive with the Company. The Board desires to provide for the continued employment of the Executive with the Company which the Board has determined will reinforce and encourage the continued attention and dedication of the Executive to the Company as a member of the Company's management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

     Moreover, the Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable dis-traction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

     In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.



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     2.   TERM.

          (a) The employment of the Executive by the Company hereunder commenced on September 8, 1993 (the "Commencement Date") and will continue in effect (i) until either party gives notice to the other, as provided in Section 8(d), that it does not wish to continue the Executive's employment hereunder or
(ii) unless terminated as provided in Sections B(a), (b), (c) or (d). The "Term" shall be the period commencing on the date hereof and ending on the earlier to occur of the events specified in clause (i) or (ii) of the preceding sentence. The Employment Agreement dated April 21, 1994 between Executive and Adience is hereby terminated in all respects and all respective rights and obligations thereunder cancelled.

          (b) Notwithstanding paragraph (a) above or the provisions of Section 8(d), the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, during any Transition Period. For purposes of this Agreement, the Term shall, unless otherwise specified, include any Transition Period.

     3. CERTAIN DEFINITIONS. (a) A "COC Transition Date" shall mean a date during the Term (as defined in Section 2) on which a Change of Control (as defined in Section 4) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "COC Transition Date" shall mean the date immediately prior to the date of such termination of employment.

          (b) A "Transition Period" is a period commencing on a COC Transition Date and ending on the third anniversary of such date. If a subsequent COC Transition Date is determined to occur during a Transition Period, then such Transition Period shall continue until the third anniversary of such subsequent COC Transition Date. If a subsequent COC Transition Date occurs after the expiration of a Transition Period, a new Transition Period will commence on such date and end on the third anniversary thereof.

          (c) Notwithstanding anything to the contrary in this Agreement, for purposes of calculating payments under Section 13(f), "Applicable Bonus" means the higher of (i) the Highest Recent Bonus (as defined in Section 13(b)(i)) and
(ii) the Annual Bonus (as defined in Section 6(b)) paid or payable, including any bonus or portion thereof which has been earned but


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deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Term, if any (the "Recent Annual Bonus") (such higher amount being referred to as the "Highest Annual Bonus"). For purposes of calculating payments under all sections of this Agreement other than Section 13(f), Applicable Bonus means the Recent Annual Bonus.

          (d) A "Stock Option" is an option to purchase a number of shares of stock of the Company at a fixed exercise price granted to the Executive by the Company, whether or not exercisable.

     4. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own more than 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and
(iii) of subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds more than 20% as a result of a transaction described in clause (i) or
(ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than 20% or more of the Outstanding Company Voting Securities; or

          (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such


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individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Business Combination"); excluding, however, such a Business Combination pursuant to which
(i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     5.   POSITION AND DUTIES.

          (a) The Executive shall serve as an Executive Vice President and Chief Operating Officer of the Company with such responsibilities, duties and authority as are from time to time assigned to the Executive by the Chief Executive Officer or the Board. The Executive's duties shall be performed primarily at the Company's headquarters office in the New York City metropolitan area, PROVIDED, however, that the Executive shall be obligated to travel to the locations of the Company's


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facilities as reasonably required to monitor the operations thereof.

          (b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, provided that the Chief Executive Officer of the Company first approves of such service, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     6.   COMPENSATION AND RELATED MATTERS.

          (a) SALARY. (i) During the Term, the Company shall pay to the Executive an annual base salary (the "Annual Base Salary") at a rate not less than $294,000 or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments in accordance with the normal payroll practice of the Company. The Executive's salary will be reviewed at least annually and shall be increased pursuant to such review by a percentage no less than the percentage increase in the consumer price index, as published by Bureau of Labor Statistics of the U.S. Department of Labor, for the calendar year immediately preceding such review (the "CPI Percentage"). Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

          (b) ANNUAL BONUS. In addition to the Annual Base Salary, the Company will pay the Executive an annual cash bonus (the "Annual Bonus") within 90 days following the last day of the Company's fiscal year for which the Annual Bonus is awarded in an amount, if any, determined in accordance with and otherwise calculated in the manner set forth in the "Annual Cash Bonus Incentive" section of Schedule 1 attached hereto, as the same may be amended from time to time in the discretion of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

          (c) STOCK OPTIONS. On November 11, 1995, the Company granted the Executive 25,000 Stock Options (the "Ini-


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tial options") to purchase shares of common stock of the Company ("Company
Stock") at an exercise price per share of $5.125 and becoming exercisable in four equal annual installments on the first, second, third and fourth anniversaries of November 11, 1995.

          In the event of termination of employment (i) by the Executive other than because of death or for Good Reason, prior to the fourth anniversary of the Commencement Date or (ii) by the Company for Cause, all Stock Options (including, without limitation, the Initial Options) not theretofore exercisable will lapse and be forfeited. In the event the Executive's employment is terminated for any other reason prior to the fourth anniversary of the Commencement Date all Stock options (including, without limitation, the Initial Options) not theretofore exercisable will thereupon become exercisable. Except as provided in Section 11 each Initial Option will expire 10 years after it is granted.

          (d) RESTRICTED STOCK GRANT. On the Commencement Date, the Company granted to the Executive 30,000 shares of the Company's Stock pursuant to the Restricted Stock Plan, as amended, which restricted shares have been set aside in the custody, control and possession of the Company and have and will be released to the Executive at the rate of 7,500 shares on each anniversary of the Commencement Date, provided that in the event Executive's employment is terminated for Cause or by Executive without Good Reason, prior to the fourth anniversary of the Commencement Date, then the scheduled releases on any subsequent anniversary of the Commencement Date shall be cancelled and all shares of Restricted Stock not theretofore released shall be forfeited by the Executive and shall be cancelled and retired by the Company.

          (e) ADIENCE OPTIONS. As of the Commencement Date, all options previously granted to the Executive to acquire shares of Adience common stock were cancelled in all respects.

          (f) TAX LOAN. Not less than 10 days prior to the due date of the Executive's federal income tax return for every taxable year of the Executive in which his income tax liability is increased by or as a result of the matters contained in Sections 6(d), the Company will lend to the Executive an amount equal to such increased tax liability. The Company and the Executive shall enter into an appropriate agreement providing for the repayment by the Executive of such loan, which agreement shall provide that (i) if the principal amount of such loan (together with the aggregate outstanding amount of other loans between the Company and the Executive) exceeds the de minimis amount set forth in
Section 7872(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), then such loan shall bear interest at a rate not less than the applicable Federal rate determined in accordance with
Section 7872(f)(2) (or any successor provi-


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sion) of the Code, and (ii) if the Executive disposes of any of the shares of
Company Stock prior to the third anniversary of the Commencement Date, the principal balance of the loan shall become immediately due and payable to the extent of the proceeds of such disposition.

          (g) EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including (i) all expenses of travel and living expenses while away from home or business or at the request of and in the service of the Company and (ii) an automobile, plus all expenses of maintaining and operating the automobile, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company, or a monthly cash allowance in lieu thereof.

          (h) WELFARE BENEFITS. During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are materially less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive as of the date hereof or, if more favorable to the Executive, those provided generally at any time to other peer executive (except for the Chief Executive Officer) of the Company and its affiliated companies. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

          (i) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, including without limitation the Long Term Incentive Award program applicable to the Executive set forth on Schedule 1 (the "LTI Award"). In addition, the Company covenants to adopt on or before February 1, 1997, and to name the Executive as a participant in, a Senior Executive Retirement Plan substantially in the form as set forth in Exhibit A attached hereto.

          (j)  FRINGE BENEFITS.  During the Term:


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          (i)  The Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in undergoing an annual physical examination by a licensed physician.

          (ii) The Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

          (k) VACATION. During the Term, the Executive shall be entitled to paid vacation of four weeks per year, any unused portion of which shall be forfeited as of the end of each year.

          (l) DISABILITY OFFSET. Payments made to the Executive pursuant to this Section 6 shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payments.

     7. OFFICES. Subject to Section 5, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities.

     8. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 18 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days (or such shorter period as will suffice for the Executive to qualify for full disability benefits under the applicable disability insurance policy or policies of the Company) as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.


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          (b)  CAUSE.  The Company may terminate the Executive's employment during the Term for Cause.  For purposes of this Agreement, "Cause" shall mean:

          (i) the willful and continued failure of the Executive to perform substantially the Executive's duties pursuant to this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company's Chief Executive Officer which specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          (c) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          a. the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 5(a) of this Agreement, or any other action by the Company which results in a material diminution in such


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     position, authority, duties or responsibilities, excluding for this purpose isolated and inadvertent action(s) not taken in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive;

          b. any material failure by the Company to comply with any of the provisions of Section 6 or Section 13(a) or (b) of this Agreement, other than isolated and inadvertent failure(s) not occurring in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive;

          c. the Company's requiring the Executive to be based at any office or location other than as provided in Section 5(a) hereof;

          d. any termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          e. any failure by the Company to comply with and satisfy Section 17(a) of this Agreement.

          (d)  TERMINATION ELECTION.  Subject to the provisions of Section 2(b):

          (i) A notice to Executive by the Company will constitute an election by the Company to terminate the Executive's employment pursuant to Section 2(a) 60 days following the date of delivery of the notice;

          (ii) A notice to the Company by the Executive will constitute an election by the Executive to terminate Executive's employment pursuant to
Section 2(a) 90 days following the date of delivery of the notice;

          (iii) In no event, however, shall the Term of the Executive's employment hereunder extend beyond the end of the month in which the Executive's sixty-fifth (65th) birthday occurs.

          (e) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination by reason of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 18 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termina-


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tion date.  The good faith failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be,
(ii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, and (iii) if the Executive's employment is terminated by either of the elections pursuant to Section 8(d) above, the applicable date of termination determined under Section 8(d) above, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     9.   COMPENSATION UPON TERMINATION.

          (a) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations (as defined in Section 13(f)(i)a.) and the timely payment or provision of Other Benefits (as defined in Section 13(f)(iv)). Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Notwithstanding the foregoing, the Company shall maintain, at the Company's sole expense, in full force and effect, for the continued benefit of the Executive for twelve months following the Disability Effective Date, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Disability Effective Date provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.


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

          (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (as defined in Section 13(f)(i)a.), calculated as if the Executive's employment had continued for a period of 12 months following the date of death; and (ii) the timely payment or provision of Other Benefits (as defined in Section 13(f)(iv)). Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

          (c) CAUSE. If the Executive's employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive
(x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid.

          (d) VOLUNTARY TERMINATION. If the Executive voluntarily terminates employment during the Term, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          (e) TERMINATION ELECTION BY COMPANY; TERMINATION BY EXECUTIVE FOR GOOD REASON. If the Executive's employment is terminated by the Company under
Section 8(d)(i) hereof or by the Executive under Section 8(c) hereof: (i) the Company shall pay to the Executive a lump sum in cash within ten days of the Date of Termination in an amount equal to the sum of (x) the product of the sum of the Annual Base Salary in effect immediately prior to termination plus the Applicable Bonus times either (A) one and one-half, if the Termination Date occurs prior to the third anniversary of the Commencement Date or (B) one, if the Termination Date occurs on or after the third anniversary of the Commencement Date plus (y) the Accrued Obligations (as defined in Section 13(f)(i)a.), (ii) with respect to each current three-year LTI Award performance cycle in effect as of the Date of Termination, the Company shall grant to the Executive a number of fully vested and exercisable Stock Options equal to the product of (x) the "standard performance stock option grant" set forth in
Section V.B.(ii) of Schedule I as adjusted in accordance with the conversion matrix included as Attachment D thereof, based on performance as of the Date of Termination as determined in good faith by the Company (but which performance level shall, for purposes of determining the appropriate conversion percentage, in no event be lower than the performance as of the close of the Company's most recently


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

completed fiscal year) times (y) a fraction, the numerator of which is the number of whole months elapsed since the commencement of the relevant three-year LTI Award performance cycle, and the denominator of which is 36, with an exercise price per share equal to the fair market value of a share of Parent Stock on the date of grant (the foregoing grant of Stock Options described in this clause (ii) shall hereinafter be referred to as the "Accrued LTI Performance Award"), and (iii) the Company shall continue to comply with its obligations under Section 6(f).

     10. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 22, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     11.  STOCK OPTIONS AND COMPANY STOCK.

          (a) In the event of the Executive's death, whether his death occurs during or after the Term of this Agreement, all unexercised and exercisable Stock Options will be assigned to his Estate.

          (b) In the event of the termination of the employment of the Executive for any reason, all unexercised and exercisable Stock Options must be exercised by him, or his estate (or heir(s)) as the case may be, before the second anniversary of the termination of his employment, but in no event after the tenth anniversary of the date of grant thereof, any such Stock Options not exercised by that date will lapse immediately thereafter.

          (c) In the Event of any change in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, then appropriate adjustments in the terms of any unexercised Stock Options shall be made by the Company.

     12. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Unless the Executive's Termination of employment gives rise to a right to payments and benefits described in Section 13, if the Executive secures other employment, any benefits the Company is required to provide to the Executive following termination of the Executive's employment shall be secondary to those provided by another employer (if any). However, if the Executive's employment is terminated such that the Executive has a right to payments and benefits under Section 13, such amounts shall not be reduced whether or not the Executive obtains other employment.

     13.  CHANGE OF CONTROL PROVISIONS.  The following provisions of this
Section 13 shall apply notwithstanding any contrary or inconsistent provision in any other section of this Agreement, and all other provisions of this Agreement, to the extent they may be contrary to or inconsistent with the provisions of this Section 13, are hereby made subject to the provisions of this Section 13, which shall be paramount in all respects, PROVIDED, however, that the provisions of Section 3(c) shall apply, where applicable.

          (a) POSITION AND DUTIES. During any Transition Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding a COC Transition Date, and the Executive's services shall be performed at the location where the Executive was employed immediately preceding a COC Transition Date at the Company's headquarters in the New York City metropolitan area.

          (b)  COMPENSATION AND RELATED MATTERS.

          (i) ANNUAL BONUS. For each fiscal year ending during any Transition Period, the Company shall pay to the Executive an Annual Bonus in cash at least equal to the Executive's highest cash bonus under the Company's annual cash bonus program, or any comparable cash bonus under any predecessor or successor plan, for the last three full fiscal years prior to the latest COC Transition Date (the "Highest Recent Bonus"). Each such Annual Bonus shall be paid no later than 60 days following the commencement of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

          (ii) WELFARE BENEFITS. During any Transition Period, the benefits to which the Executive and/or the Executive's family are entitled to pursuant to
Section 6(h)
shall be no less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the latest COC Transition Date or, if more favorable to the Executive, those provided generally at any time after the latest COC Transition Date to other peer executives of the Company and its affiliated companies.

          (iii) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During any Transition Period, the plans, practices, policies and programs in which the Executive is entitled to participate pursuant to Section 6(i) shall provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, at least as favorable, in the aggregate, as the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as of the date hereof or if more favorable to the Executive, those provided generally at any time to other peer executives of the Company and its affiliated companies.

          (iv) FRINGE BENEFITS. During any Transition Period, the Executive shall be entitled to fringe benefits, including, without limitation, the benefits described in Section 6(j), in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the latest COC Transition Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (v) OFFICE AND SUPPORT STAFF. During any Transition Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the latest COC Transition Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (vi) VACATION. During any Transition Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the latest COC Transition Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (c) GOOD REASON. During any Transition Period, for purposes of this Agreement, "Good Reason" shall mean:

          a. the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 5(a) or 13(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated, insubstantial and inadvertent action(s) not taken in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive;

          b. any failure by the Company to comply with any of the provisions of Section 6 or Section 13(a) or (b) of this Agreement, other than isolated, insubstantial and inadvertent failure(s) not occurring in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive;

          c. the Company's requiring the Executive to be based at any office or location other than as provided in Sections 5(a) or 13(a) hereof;

          d. any termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          e. any failure by the Company to comply with and satisfy Section 17(a) of this Agreement.

For purposes of this Section 13(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. A termination by the Executive for any reason during the 30-day period immediately following the date which is six months after any COC Transition Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

          (i) COMPENSATION UPON TERMINATION FOR DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during any Transition Period, then with respect to the provision of Other Benefits, the term Other Benefits as utilized in Section 9(a) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to the most senior executives and their families at any time during the 120-day period immediately preceding the latest COC Transition Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

          (ii) COMPENSATION UPON TERMINATION BY DEATH. If the Executive's death occurs during any Transition Period, then with respect to the provision of other Benefits, the term Other Benefits as utilized in Section 9(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its affiliated companies to the estates and beneficiaries of the most senior executives of the Company and its affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to the most senior executives and their beneficiaries at any time during the 120-day period immediately preceding the latest COC Transition Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

          (d) COMPENSATION UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR FOR GOOD REASON. If, during any Transition Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

          (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    a. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid,
          (2) the product of (x) the Applicable Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be referred to in this Agreement as the "Accrued Obligations"); and

                    b. the amount equal to the product of (1) two and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

                    c. an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's defined benefit retirement plans, including any excess or supplemental retirement plan in which the Executive participates (together, the "Retirement Plans") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plans immediately prior to the latest COC Transition Date), which the Executive would receive if the Executive's employment continued for two years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in both of the two years is that required by Section 6(a) and Section 6(b), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plans as of the Date of Termination;

          (ii) for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 6(h) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period;

          (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, and which shall include the provision of reasonable office space and secretarial assistance, provided that the Company's responsibility under this clause
     (iii) shall be limited to $30,000;

          (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be referred to in this Agreement as the "Other Benefits");

          (v) the Company shall grant to the Executive the Accrued LTI Performance Award, as defined in Section 9(e), and the Company shall cause all Stock Options and Company Stock held by or for the benefit of the Executive to become immediately fully vested and/or exercisable;

          (vi) the Company shall forgive all outstanding indebtedness of the Executive to the Company under any loan arrangements or agreements entered into by the Company and the Executive pursuant to Section 6(e) hereof.

     14.  LEGAL FEES.

          (a) Following any termination of the Executive's employment that gives rise to a right to payments and benefits under Section 13, the Company shall pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

          (b) Following any termination of the Executive's employment other than a termination of employment described in paragraph (a), above, the Company shall promptly reimburse the Executive, to the extent permitted by law, for all reasonable legal fees and expenses reasonably incurred by the Executive as a result of any contest by the Company or the Executive of the validity or enforceability of, or liability under, any provisions of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, that such reimbursement shall be limited to fees and expenses incurred in connection with the contest of issues on which the Executive substantially prevails.

     15.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 15) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 15(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

          (b) Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).
All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and con-ferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (c) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     16.  NONCOMPETITION.

          (a) So long as the Executive is employed by the Company under this Agreement and unless this Agreement is terminated for any reason, the Executive agrees not to enter into competitive endeavors.

          (b) During the Term and any period thereafter during which or in respect of which the Executive receives payments from the Company under Section 9 or Section 13, the Executive shall hold in a fiduciary capacity for the benefit of the Com-pany all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 16 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under Section 13 of this Agreement.

     17.  SUCCESSORS; BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Agreement, Company shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devise, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     18. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this

Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

               Mr. Stephen M. Johnson
               353 White Oak Shade Road
               New Canaan, CT  06840

          If to the Company:

               The Alpine Group, Inc.
               1790 Broadway
               15th Floor
               New York, NY  10019-1412

               Attention:  Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     19. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of New York without regard to its conflicts of law principles.

     20. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     22. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officers employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, provided, however, that this Agreement should not supersede any existing benefit or agreement which provides such benefit, including, without limitation, life or disability insurance agreements and retirement plans currently in effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


ATTEST:                                 THE ALPINE GROUP, INC.


/s/Stewart H. Wahrsager, Esq.           By:/s/Steven S. Elbaum   (SEAL)
- -----------------------------              ----------------------
                                        Name:
                                        Title:


ATTEST:                                 EXECUTIVE


/s/Stewart H. Wahrsager, Esq.           /s/Stephen M. Johnson
- -----------------------------           -------------------------
                                        Stephen M. Johnson

                                  SCHEDULE ONE

                             THE ALPINE GROUP, INC.
                         SENIOR MANAGEMENT COMPENSATION
                                       AND
                                INCENTIVE PROGRAM



I.   NAME:     Steve Johnson

II.  POSITION: Executive Vice President-
               Chief Operating Officer

III. ANNUAL CASH BONUS INCENTIVE:


     A. Your standard annual cash bonus incentive (as a percentage of your base salary) is 45%.

     B. The actual annual cash bonus incentive paid will be determined based on your "Weighted Overall Annual Performance" (WOAP). A worksheet for calculating WOAP is included as Attachment A.

     C. WOAP will be based on: (1) quantitative financial performance for the fiscal year (weighted at 75%), and (2) subjective assessment of job performance (weighted at 25%).

     D. The financial performance component will be based on EBITDA return on net assets (the "Return Ratio") for FY96.

          For FY96 financial performance measurement, the actual Return Ratio will be measured against: (1) FY96 budget (and weighted 67%), and (2) FY95 pro forma results (and weighted 33%). Attachment B includes the Return Ratio for the FY96 budget and the FY95 pro forma results. Attachment C includes current year performance against budget.

     E. The actual annual cash bonus incentive will be calculated by converting your standard bonus to an actual bonus, based on your WOAP and the conversion matrix included on Attachment D.

     F. As previously discussed with you, a component of your annual cash bonus incentive award may be paid in shares of Company stock under terms and conditions previously described to you.


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     G.   Your FY96 bonus will be prorated based on your period of employment in your current job position during the fiscal year (October 31, 1995 to April 30, 1996).

IV.  LONG TERM INCENTIVE AWARD:

     A. Long term incentives are intended to be awarded annually; however any such awards are totally at the discretion of the Compensation Committee.

     B.   Your long term incentive award for FY96 consists of the following:

          (i)   Basic stock option grant of 25,000 shares

     C.   Basic stock option grant - major provisions:

          (i)   Grant date:  October 31, 1995

          (ii)  Exercise price:  $5.125 per share (FMV on Grant Date)

          (iii) Vesting provisions:  33% per year

          (iv)  Vesting start date:  October 31, 1995

          (v)   Term of option:  10 years

     D. In fiscal 1997, and annually thereafter you will continue to be eligible to participate in Alpine's Long Term Incentive Award program. Such program may include: (i) basic stock option grants; and/or (ii) performance stock option grants (see (E) below); and/or (iii) other forms of long term incentive awards.

          As previously explained to you, you were not included in the standard performance stock option grant program for FY96, however, for purposes of application of Section 9 (e)(ii) of the Employment Agreement to which this Schedule is attached, the number of standard performance option grant shares for your job classification was set at 73,800 for such fiscal year.

     E.   Performance stock option grant - major provisions:

          (i) Standard performance stock option grants are adjusted based on the actual weighted average 3-year Return Ratio as compared to the targeted 3-year Return Ratio. The number of shares of the standard performance stock option grant will be adjusted at the end of the 3-year


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                period based again on the conversion matrix included as
                Attachment D

          (ii)  Vesting:  3-year cliff

          (iii) Option term:  10 years


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